Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333- 256640 on Form S-3 and Registration Statement Nos. 333-277330, 333-257921 and 333-291719 on Form S-8 of Strata Critical Medical, Inc. of our report dated December 2, 2025, relating to the financial statements of Keystone Perfusion Services, P.C. appearing in this Current Report on Form 8-K dated December 2, 2025.

/s/ Deloitte & Touche LLP

New York, New York
December 2, 2025